CODE OF ETHICS AND BUSINESS CONDUCT Connected. Knowledgeable. Responsive. It’s not only what we do, but how we do it – with relentless effort. Board Approved: July 22, 2025 Effective: September 16, 2025 Member FDIC

A MESSAGE FROM CEO MARK GRESCOVICH Dear Colleagues: As we work toward being the bank of choice in the markets we serve, it’s more important than ever for all of us to remember that the foundation of trust is integrity. Because the regulatory environment has become ever more stringent, and our conduct is closely scrutinized, we must comply with both the spirit and the letter of every law and regulation that applies to what we do. In situations where no law or regulation guides our decisions, our actions should be ones for which we can be proud and will help build our clients’ trust. Our clients have high expectations of us and we have even higher expectations of ourselves. We must demonstrate honesty and integrity in all we do; hold one another accountable to the highest ethical standards; and speak up when we see something that could cause harm to our clients, communities, colleagues or company reputation. In fact, our reputation and success depend upon the personal commitment each of us makes to understand and uphold our values and to behave ethically in our business. While our Code and our values serve as strong general guides, our individual judgment is just as important. Seek guidance when the right course of action is not clear to you. If you ever have questions, issues, or concerns, we ask that you speak with your manager, your Human Resources business partner, or our Ethics Officer—or use the EthicsPoint hotline/website tool. I assure retaliation is not tolerated if a colleague raises a compliance or ethical issue or concern in good faith. Thank you for your commitment to acting with honesty and integrity every day. It’s all about Doing The Right Thing. Best, Mark A MESSAGE FROM GENERAL COUNSEL AND ETHICS OFFICER SHERREY LUETJEN Dear Colleagues: As part of my job as General Counsel of Banner Bank, I serve as Ethics Officer for the Company. It is a privilege to have that responsibility, and I am proud of the Banner team. Day after day, I am impressed with team members striving to Do The Right Thing and maintaining the high ethical standards that guide our business. We live in a complex world and we run a complex business. More to the point, we all are human beings, and none of us is perfect. In the realm of ethics, there will always be questions and dilemmas; and from time to time, unfortunately, mistakes will be made. At those moments, it is crucially important to share the problem and seek help quickly. It is in the Company’s and your own interest to do so. In those instances, remember I am here as a resource for all employees. Please give this Code of Ethics your close attention. Refer to this Code and the related materials (and especially the Employee Handbook) whenever questions arise. If there is still doubt about what to do, give me a call. Thank you, Sherrey

TABLE OF CONTENTS Our Guiding Principles 1 About this Code of Ethics 2 Notice Regarding Communications with Governmental Agencies and Regulators 3 Taking Responsibility for Conduct 4 Avoiding Conflicts of Interest 6 Insider Trading 9 Regulatory and Compliance Issues 10 Anti-Money Laundering 11 Protecting Banner’s Assets and Reputation 12 Protecting Our Clients 14 Respect for Each Other 15 Respect for the Communities We Serve 17 Professional License-Holders 18 Reporting Complaints and Concerns 19 Other Ethics-Related Policies and Procedures 21

OUR GUIDING PRINCIPLES OUR VISION We want Banner Bank to be the Bank of Choice in the markets we serve. We are committed to being the best provider of financial services in the markets in which we operate. OUR VALUES • Do the Right Thing – Our actions will be guided by ethical principles. If we make a mistake, we’ll own up to it and work with clients to develop a solution. • Honesty and Integrity – We expect nothing less from one another. We commit to an honest relationship with our clients, and we will behave with integrity so as to protect our clients’ money and privacy. • Mutual Respect – We treat our clients, our vendors, and our employees with dignity and respect, always. • Quality – We continuously strive to improve in everything we do. • Trust – We know that earning and keeping the trust of our clients, our regulators, our fellow employees, and our shareholders is critical to our ongoing success. • Teamwork – We recognize that we need one another to meet the needs of our clients. Our teams will strive to work across business units and geographies to make sure our clients get the best possible service and product solutions. • Accountability – We accept accountability for our actions and hold one another to equally high accountability standards. MISSION STATEMENT Across our business, we strive to work as a team to deliver superior products and services to our valued clients. We emphasize strong client relationships and a high level of community involvement. Our culture attracts, empowers, rewards, and provides growth opportunities for our respected colleagues. Our success builds long-term shareholder value. Banner Bank Code of Ethics and Business Conduct | Page 1

ABOUT THIS CODE OF ETHICS This Code of Ethics covers many of the ethics and business conduct topics we are likely to face in our work, but no code can cover every possible situation. Our Code of Ethics is a living document that should serve as your first-line resource for ethical decision-making. Our Code of Ethics may be amended from time to time, and all amendments are effective immediately upon posting. Banner employees may view the most current edition of our Code of Ethics any time on the company intranet. Please remember that there are other policies and procedures that may bear on ethics issues. For most of us, the most important resource is the Employee Handbook (please see: Other Ethics- Related Policies and Procedures). Fundamentally, our Code of Ethics embodies our Values. For each of us, when our conduct meets the standard of doing the right thing, we can be sure that we are acting in a way consistent with the more detailed Code of Ethics. What does it mean to Do The Right Thing? It means: • Using your own experience and good judgment. • Being familiar with external laws and regulations as well as internal Company polices that apply to your job at Banner. • Asking questions and seeking help. • Reporting concerns regarding possible violations of our Code of Ethics, Company policies, and applicable laws and regulations. • Reviewing and staying familiar with this Code of Ethics. Life can present difficult ethical problems. Please remember that help is available. If you have a question about our Code of Ethics or find yourself in an ethical dilemma or you aren’t sure what to do in a situation, you can always contact a supervisor or our Ethics Officer for guidance. Also remember that each of us has a responsibility to report any violations we encounter. Reports of violations can be made by contacting a supervisor, the Ethics Officer or using EthicsPoint (by phone at 1-866-ETHICSP/1-866-384-4277 or online at www.ethicspoint.com). Banner does not tolerate retaliation against anyone who raises an issue or concern in good faith. If you seek advice, raise a concern or report suspected acts of misconduct, you are complying with our Code of Ethics and helping maintain an ethical culture at Banner. Banner Bank Code of Ethics and Business Conduct | Page 2

NOTICE REGARDING COMMUNICATIONS WITH GOVERNMENTAL AGENCIES AND REGULATORS Nothing in this Code of Ethics prohibits or limits any employee or their counsel from initiating communications directly with, responding to any inquiry from, volunteering information to or providing testimony before the Securities and Exchange Commission, the Department of Justice, Financial Industry Regulatory Authority, Inc., any other self- regulatory organization or any other governmental, law enforcement or regulatory authority, in connection with any reporting of, investigation into or proceeding regarding suspected violations of law, and no employee is required to advise or seek permission from the Company before engaging in any such activity. No officer, supervisor or coworker may retaliate or threaten to retaliate in any way against an employee who reasonably believes he or she is providing information relating to a possible violation of law and who reports potential or suspected misconduct in a manner permitted by this policy. In connection with an employee communicating with any self- regulatory, governmental, law enforcement or regulatory authority regarding suspected violations of law, the employee should identify any information that is confidential and ask the relevant authority for confidential treatment of such information. The Company does not waive any applicable legal privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employees should recognize that the employee’s ability to disclose information may be limited or prohibited by applicable law, and the Company does not consent to disclosures that would violate applicable law. Such applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330) including information that would reveal the existence or contemplated filing of a suspicious activity report. Confidential supervisory information includes any information or materials relating to the examination and supervision of the Company by applicable bank regulatory agencies, Company materials responding to or referencing non-public information relating to examinations or supervision by bank regulatory agencies, and correspondence to or from applicable banking regulators. Pursuant to 18 U.S.C. § 1833(b), an employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Banner Bank Code of Ethics and Business Conduct | Page 3

TAKING RESPONSIBILITY FOR CONDUCT A SHARED RESPONSIBILITY At Banner, each of us is a steward of our heritage of client service and our reputation as an ethical company. Our success has been and will continue to be dependent on the trust that our clients and shareholders place in us. Everything we do—every piece of advice we give, every transaction we execute, every dollar we manage, every interaction in which we take part—must serve to perpetuate that trust. RESPONSIBILITY FOR OUR OWN CONDUCT Our ethics are the sum of all the decisions each of us make every day. We have a responsibility to always act with honesty and integrity. Whether at work, traveling on business, communicating online or attending training or social events with colleagues or clients, we are always ambassadors of Banner, demonstrating the Banner Way. Our behavior reflects on ourselves and on Banner. Good professional conduct is especially important because our individual behaviors impact our colleagues, clients, communities, and ultimately, the success of our Company. For each of us, Doing The Right Thing includes: • Being familiar and complying with our Code of Ethics. • Being a role model for ethical leadership and supporting your fellow colleagues when they ask questions and raise ethical concerns. • Helping maintain a culture where everyone feels comfortable speaking up. • Never pressuring a colleague or third-party service provider to do something for you that is outside the scope of proper business practice. • Cooperating and being honest and accurate when responding to any formal investigation, regulatory examination, audit or similar type of inquiry. • Completing required training in a timely manner. MANAGER RESPONSIBILITY Managers have an even greater level of responsibility. If you are a manager, your team looks to you to lead with integrity. Make sure you know our Code of Ethics and can either help your team with questions or direct them to someone who can. If an ethical issue or a suspected violation is brought to your attention, take immediate action. Report it through our EthicsPoint or another proper channel and ask the colleague who came forth to do the same. The matter will be investigated by the appropriate party such as our Ethics Officer or a Human Resources officer. Make sure the reporting employee is protected from any form of retaliation. For managers, doing the right thing also includes: • Leading by example: modeling ethical behavior, managing risks, and living the standards of our Code of Ethics. • Holding others accountable for acting in accordance with our Code of Ethics. • Making sure our employees are aware of our Code of Ethics and related policies and procedures. • Maintaining a workplace environment that encourages candid discussions about ethics issues with no fear of reprisal. • Treating all employee reports and ethics complaints responsibly and handling them in accordance with Company policies and procedures. Banner Bank Code of Ethics and Business Conduct | Page 4

TAKING RESPONSIBILITY FOR CONDUCT MAKING GOOD DECISIONS If you are faced with an ethical dilemma and you are not sure what to do, ask yourself these questions about an intended course of conduct: Is it consistent with our vision, values and mission? Is it legal? Does it comply with our policies and Code of Ethics? Would I be comfortable with my decision were it to be made public? Does it feel like it is the right thing to do? If you answered YES to all of these questions, then your intended course of conduct complies with our Code of Ethics. If you answered NO or I’M UNCERTAIN to any one of these questions, please STOP, since the intended course of conduct could have negative consequences. If you are unsure or unclear, seek guidance from your manager, the Ethics Officer, a Human Resources officer, a Legal officer or a Compliance officer. CONSTANT IMPROVEMENT Our approach to ethics must continually evolve to stay current with new and emerging risks. Once you’ve made a decision, ask yourself the following additional question: Do you believe there are sufficient standards, policies, and resources in place to address the issue you faced–or should more be done? If you believe more should be done, contact our Ethics Officer. Your suggestions will help us improve our ethics and compliance programs. Banner Bank Code of Ethics and Business Conduct | Page 5

AVOIDING CONFLICTS OF INTEREST AVOIDANCE OF CONFLICTS OF INTEREST: BASIC PRINCIPLES Our business is built on trust-based relationships. Conflicts of interest undermine that trust. We must avoid conflict of interest in our personal and business activities including with respect to any secondary employment or business activities and personal transactions, finances or relationships. And remember: the appearance of a conflict of interest may be just as damaging to Banner’s reputation as an actual conflict of interest. With respect to avoiding conflicts of interest, Doing The Right Thing includes: • Avoiding situations that interfere with your duties or responsibilities to Banner or that affect your ability to act in the best interests of Banner. • Never using Company property, information or your position for personal benefit or otherwise competing with or diverting business from Banner Bank. If you are presented with a situation that you believe could present a conflict of interest or the appearance of a conflict of interest, ask these questions: 1. Is there a specific policy or procedure that covers this type of situation? 2. Do I need to get preclearance or disclose the situation in writing? 3. To an impartial observer, would it look like a conflict? 4. Would public disclosure of the matter impact Banner’s reputation? When in doubt, discuss the matter with your manager or our Ethics Officer. PERSONAL AND RELATED PERSONS – BANKING TRANSACTIONS You must never process your own banking transactions (regardless of whether you are the payee or payor) nor those of a close relative. Similarly, you may not accept, process or approve for the Company any banking transaction in which you or a closely- related person have a personal interest, even if you have the other party’s authorization. Such transactions must be referred to another employee or your supervisor to process. Likewise, as a Banner employee, you may not process transactions in, or exercise control over, any client’s bank account without proper authorization, including accounts on which you are a signatory. Please note, bank accounts and banking transactions are distinct from investment accounts and investment transactions, which are subject to different policies and procedures than those described here. Banking transactions that involve fee waivers, insufficient funds, overdraft fee reversals, overdrafts or similar matters for your own account (or for the account of a closely-related person) must be referred to your supervisor for processing and approval (even if you would otherwise be authorized to process the transaction or make such a decision). You may not make decisions, approve transactions or influence others to approve transactions on such accounts. Unless prior approval of the Company is obtained, following full disclosure of relevant facts and circumstances, you may not extend credit to any client if: • The loaned proceeds are to be given or loaned to you or used to pay a debt owed to you or used to benefit you or a closely- related person; • The loan, in whole or in part, will enable the client to purchase real or personal property from you or a closely related person; or • The proceeds are to go to any entity in which you have an interest as a director, officer, controlling person or partner or in which a closely-related person has such an interest. Banner Bank Code of Ethics and Business Conduct | Page 6

AVOIDING CONFLICTS OF INTEREST If you are asked to process a banking transaction for another employee, be careful to ensure the transaction is appropriate and within your authority. PERSONAL AND RELATED PERSONS – EMPLOYMENT AND COMPENSATION A conflict of interest or an appearance of a conflict of interest may arise if you have a personal relationship (including family relationships) with another colleague where either party has direct or indirect influence or authority over the other party’s employment, compensation or work conditions. Actual or apparent conflicts of interest of this nature should be avoided. If a personal relationship exists that could create such a conflict, it must be disclosed to management or Human Resources so that appropriate steps can be taken to mitigate any risks. If you are unsure whether a particular personal relationship creates a conflict, it is always best to escalate the situation for review. PERSONAL AND RELATED PERSONS – PERSONAL INVESTMENT AND BUSINESS TRANSACTIONS Actual or apparent conflicts of interest can arise in the context of business transactions. In general, you should abstain from involvement in financial transactions with fellow employees, clients or suppliers. You should not be a borrower or lender of any substantial amount of money from or to clients, suppliers or other employees. (Personal loans that do not involve Banner Bank funds made to or received from close family members are excepted from this prohibition.) If you borrow, you should borrow only from reputable lenders. Absent pre-clearance from the Legal Department, you are prohibited from purchasing real property owned by our Company or by a third- party lender if the property was subject to a mortgage loan that was serviced by our Company. HANDLING YOUR PERSONAL FINANCES Because of the nature of our business, improperly handling your personal finances could undermine the credibility of you and the Company. Handling your personal finances responsibly, with integrity, and in compliance with the law is important. OUTSIDE EMPLOYMENT AND BUSINESS VENTURES You must not act on behalf of or appear to represent Banner in any outside employment or in any business transaction outside of your job responsibilities with Banner. You should inform your manager and obtain all required approvals before: • Pursuing additional secondary employment outside Banner. • Engaging in an independent business venture (other than passive investments). • Performing services for another business organization. In general, employees should not invest in a company that is a competitor of Banner unless the company is a publicly-traded company and the investment is routine and passive. “Passive” means that you merely hold shares in the company without being a controlling principal or involved in its management. ACTIVITIES OUTSIDE OF WORK Your actions outside of work can positively or negatively impact Banner Bank’s reputation, the Bank’s client relationships, your relationships with your colleagues, and your role. Additionally, your actions outside of work can lead to a real or perceived conflict of interest or conduct issue, especially if the actions conflict with our values or this Code. You are expected to act in a manner consistent with high standards of professional conduct that merit public trust and confidence. Banner Bank Code of Ethics and Business Conduct | Page 7

AVOIDING CONFLICTS OF INTEREST THIRD PARTIES A conflict of interest may arise from relationships with third parties including vendors and service providers to Banner Bank. If you are authorized to approve or award orders, contracts, commitments or engagements of goods or services to third parties, you must do so based on objective business standards to avoid any real or perceived favoritism. SPECIAL NOTE: The Company engages an independent CPA firm (“Independent Auditors”) to audit our financial statements. Our relationship with our Independent Auditors is supervised by the Audit Committee of our Board of Directors, and is subject to a complex set of legal and accounting rules, including the Sarbanes-Oxley Act and certain SEC requirements. Ordinarily, a CPA firm serving as Independent Auditors is not permitted to have any other contracts or special relationships with the Company, such as a contract for consulting services. We count on our Independent Auditors to follow this rule. Equally, Banner Bank employees must be aware of this rule, and there should be no contracts or special relationships with our Independent Auditors without pre-clearance from the Company’s Chief Audit Executive. ACCEPTING AND RECEIVING THINGS OF VALUE We generally permit the giving and receiving of small business gifts and entertainment that are not excessive or unreasonable in cost or frequency. Examples of permissible gifts would be branded caps and shirts and small holiday gifts such as chocolates or a bottle of wine; and examples of reasonable entertainment would include ordinary business meals. It is important that the gift or entertainment be of modest value so that no inference can be drawn that the gift or entertainment could influence you in the performance of your duties for Banner. This is an area where good judgment is required. Even if gifts or entertainment are legal, if not handled carefully, they may appear to influence a business decision with serious negative consequences. Before accepting any type of gift or promotional item with a value greater than $250 from an outside person or entity, an employee should consult with his or her supervisor or our Ethics Officer. Items accepted with a supervisor’s or the Ethics Officer’s approval will not be deemed a waiver of this Code. Absent specific pre-clearance from the Compliance Department or the Legal Department, there should never be gifts, even of small value, given to regulators or public officials. SPECIAL NOTE: If your duties at Banner involve mortgages, you may be subject to other statutory restrictions on any gifts or considerations given to certain third parties such as real estate brokers or title companies. Please make sure you know the rules that apply to you. KICKBACKS AND BRIBES ARE STRICTLY PROHIBITED You must not give or accept bribes or kickbacks. Bribes and kickbacks are illegal under both federal and state law. You may not give, promise or offer money or anything of value or authorize any third party working on behalf of Banner Bank to give, promise or offer anything of value to any client, government employee or any other person for the purpose of improperly influencing a decision, securing an advantage, avoiding a disadvantage or obtaining or retaining business. Banner Bank Code of Ethics and Business Conduct | Page 8

INSIDER TRADING As an employee of a financial services company, you may have access to material non-public information (“MNPI”) about our Company, our clients, and other companies that conduct business with us. MNPI is information that is not known by the public; but if it were, it would likely affect the market price of the securities issued by a company (ours or any other) or be considered important to a reasonable investor in deciding to buy or sell those securities. In certain jurisdictions, MNPI may also be referred to as Inside Information. These rules apply to the securities of our Company and of other companies no matter how the MNPI is acquired. The information presented here in this Code of Ethics regarding insider trading is only a summary of Banner Corporation’s Insider Trading Policy. Banner employees may view the full Insider Trading Policy any time on the company intranet. There are many laws and regulations that prohibit the misuse of MNPI. Banner employees are prohibited from using MNPI to make any securities trades or suggesting to others that they should do so. Legal prohibitions against insider trading may extend to trading done by persons who are no longer employed by the subject company. If you commit an insider trading violation, the consequences can be severe including immediate termination of your employment, civil and criminal penalties against you, against anyone you provide with MNPI (known as “tipping”), and against Banner as a company. It may also damage Banner’s reputation. Unless you have obtained legal advice to the contrary, the following guidelines are controlling: • You should not buy or sell securities in your own account or any account over which you exercise control (either alone or with others, including client accounts) when you are in possession of MNPI relating to those securities. • You must not pass along MNPI to anyone (“tipping”). • If you have questions or if you believe any improper disclosure of MNPI has happened, report it immediately to the Legal Department. • Banner directors, executive officers, and certain other team members may be subject to quarterly blackout trading restrictions and preclearance requirements. • Derivative and hedging transactions involving Banner securities are not permitted. Certain transactions that comply with applicable securities laws may be subject to specific exceptions from these requirements including transactions under a pre-established trading plan that complies with U.S. securities law requirements. In addition to complying with U.S. securities laws, a trading plan must be preapproved by Banner’s General Counsel or Corporate Secretary before it is used. Banner Bank Code of Ethics and Business Conduct | Page 9

REGULATORY AND COMPLIANCE ISSUES As regulated financial institutions, Banner Corporation and Banner Bank are subject to continuous and detailed examination by the Federal Reserve Bank of San Francisco, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, the Washington State Department of Financial Institutions, and other federal and state agencies. Our regulators are highly-skilled professionals and perform a vital public service in maintaining the safety and soundness of the U.S. financial system and the protection of consumers. We respect our regulators and we value greatly our excellent relationships and mutual trust that we have with them. Maintaining trusted relationships with our regulators is essential to our success. We must do our utmost to comply with all applicable laws. Taken as a whole, the entire set of laws and regulations that apply to Banner Corporation and Banner Bank is extraordinarily complex. There is no single person who is completely familiar with the detailed provisions of all of the laws and regulations that govern the Company. However, for each of us, the following guidelines are mandatory: • Become familiar with the controlling points of law that apply to our own specific job duties. • Take advantage of training provided by the Company, and endeavor always to understand better the applicable legal requirements. • When the controlling law is not known or not clear, seek help from a supervisor or the Legal Department. At the heart of regulation is the requirement of sound and ethical banking. We must always treat our clients with honesty, integrity, and respect. We must also treat our clients in a fair and non-discriminatory manner in all our dealings and communication with them. We should not conceal information that rightfully should be shared with a client; abuse confidential information; misrepresent material facts; or engage in any other unfair dealing or practice. We believe in doing business honestly and are committed to transparency in our business practices. We have no tolerance for corruption and bribery in connection with our business. A special note regarding tax laws: Banner is committed to complying with both the letter and the spirit of applicable tax laws wherever we operate, and to ensuring accuracy in the tax-related records we produce and the tax information we are required to report. You may not facilitate any client activities intended to breach applicable tax laws which may include engaging in activities that would assist a client in evading the payment of taxes that are due and payable or concealing information from tax authorities. Be alert to all unusual or suspicious client activities that may have as their purpose or apparent purpose, hiding income or assets from tax authorities or evading the application of tax reporting requirements. You must promptly report any violations or suspected violations to a supervisor, the Legal Department or Ethics Officer or via EthicsPoint. A special note regarding anti-competitive practices: all jurisdictions in which we operate have laws against practices that interfere with competition. We believe in free and open competition. We gain our competitive advantage through superior performance rather than through unethical or illegal business practices. The following activities should always be avoided and, if they occur, reported to a supervisor, to the Legal Department or Ethics Officer or reported via EthicsPoint: • Entering into anti-competitive agreements with competitors including price fixing, bid rigging, market allocation agreements. • Exchanging competitively sensitive information with competitors. • Boycotting certain clients or third-party service providers. • Abusing a position of market dominance. Dissemination of rumors or disparaging statements concerning competitors is absolutely prohibited. Such activity is unethical and, under certain circumstances, may also violate applicable laws. Our Company’s policy is always to emphasize the soundness of our institution and the quality of our services rather than to criticize or impugn our competitors. Banner Bank Code of Ethics and Business Conduct | Page 10

ANTI-MONEY LAUNDERING As a financial institution, we have special responsibilities to help combat money laundering. Our Anti-Money Laundering Policy and related procedures are designed to comply with all applicable laws and regulations related to money laundering and terrorist financing. Each of us has a duty to be aware of the laws designed to combat money laundering that are relevant to our job duties. Here, Doing The Right Thing means: • Completing all AML/BSA/OFAC requirements of your job including collecting required Customer Identification Program information, customer due diligence, and Know Your Customer information. • Completing the necessary training if your job requires more detailed knowledge of anti-money laundering, counter- terrorist financing, and sanctions rules. • Reporting any unusual or suspicious activity to your manager or the AML/BSA Department and in accordance with applicable procedures for referral to AML/BSA Department. Banner Bank Code of Ethics and Business Conduct | Page 11

PROTECTING BANNER’S ASSETS AND REPUTATION PROTECTING COMPANY ASSETS As Banner employees, we are responsible for the appropriate use and protection of company assets including confidential information, property, records, and the Banner brand and trademarks. SAFEGUARDING CONFIDENTIAL INFORMATION Each of us has access to confidential information about our business, clients, colleagues, and third-party service providers. We are responsible for keeping confidential information safe and secure. Confidential information can be written, oral, telephonic or electronic and includes a wide variety of data; from technology applications, business strategies, and client lists to credit procedures, client preferences, and personnel information. A best practice is to assume that all personal information and all information you have about the Company and its business (including information concerning past, present, and prospective clients, business partners, suppliers, directors, and colleagues) is confidential. Here, Doing The Right Thing means: • Using confidential information only for legitimate business purposes, not for your personal gain or to compete with Banner. • Protecting confidential information you acquire through your employment or service with Banner in accordance with our Information Security policies and standards. These policies are available on MyBannerNet. • Keeping colleagues’ and clients’ personal information safe and secure, sharing it only with those who have a legitimate business need to know. • Reporting the loss or unauthorized disclosure of confidential information to your manager and IT Security. • Accepting information from third parties only if you know and trust their sources and are sure that Banner has appropriate rights to use the information. • Never sending confidential information outside the Company (including to your own personal email address), and never posting confidential information internally unless permitted to do so under applicable law, regulations, and Company policy or procedures. Nothing in this Code prevents you from either discussing or disclosing the terms and conditions of your employment (including your pay) or from reporting possible violations of laws or regulations to the appropriate authority or investigative agency. (Please see: Notice Regarding Communications with Governmental Agencies and Regulators in this Code of Ethics.) USING OUR ASSETS WISELY We are trusted with and responsible for protecting Banner’s assets and using them wisely. Banner’s assets include physical and intellectual property. Here, Doing The Right Thing means: • Limiting personal use of Company-owned phones, computers, electronics, and Company networks and using good judgment. • Ensuring that personal use of devices and equipment does not interfere or in any way violate our policies or security requirements. • Disclosing all intellectual property that is developed while working for Banner and not using it externally or publishing without written permission. • Not selling, lending or donating our assets without approval. • Protecting your user IDs, passwords, and PINs. Whether in the office or traveling, keeping your company-owned laptop and mobile devices safe and secure. Banner Bank Code of Ethics and Business Conduct | Page 12

PROTECTING BANNER’S ASSETS AND REPUTATION MAINTAINING ACCURATE RECORDS Each of us plays an important role in recording financial and non-financial information. We are committed to full, fair, accurate, timely, and understandable disclosure in the public reports and documents that Banner files with, submits or provides to the U.S. Securities and Exchange Commission, other regulatory authorities, our shareholders, and the public. Here, Doing The Right Thing means: • Following all applicable accounting standards, legal requirements, and our system of internal controls. • Properly classifying and labeling information. • Involving the proper internal resources to review and prepare an appropriate response to any non-routine request for information you may receive from a government or regulatory agency. • Never disposing of information that may be related to litigation or a regulatory proceeding unless authorized to do so by the Legal Department. • Never altering or changing legal documents or agreements without the proper authorization or consent. • Never signing a blank or incomplete document or agreement or asking another client or vendor to do so. • Immediately reporting to your manager any error you find in any of our records including your pay and benefit statements or time-keeping systems. PROTECTING THE BANNER BRAND When we share information with the public, we must do so carefully, consistently, and with one voice. In all of our communications, we should be as candid and transparent as possible while honoring our obligations to protect confidentiality and privacy. This includes the use of social media as well as more traditional forms of oral and written communication. Only approved Company spokespersons may speak on Banner’s behalf. The Banner name and brand are powerful and valuable assets that differentiate us from our competitors. Our individual behavior and business decisions—as well as the business decisions we make as a company—advance our brand consistently across our markets. All of us have the privilege and responsibility to contribute to the meaning and power of our brand. MEDIA INQUIRIES – STATEMENTS ON BEHALF OF THE COMPANY To ensure that Banner’s communications are focused and consistent, and to prevent us from violating the law, all media relations activities should be coordinated through Marketing. Any media inquiry received should be referred to Marketing. Only designated employees are authorized to speak on behalf of the company. USING SOCIAL MEDIA We all must exercise appropriate judgment when using social media and engaging in other online activity. All marketing on social media needs to be approved by Marketing. Questions related to the proper use of social media should be sent to Marketing. Here, Doing The Right Thing means: • Ensuring any speaking opportunity on behalf of Banner is reviewed and approved by Marketing and Compliance. • Never speaking to a member of the media without explicit authorization to do so (refer inquiries to Marketing). • Never creating your own marketing materials including advertisements or other marketing-related collateral. • Never using your own social media channel(s) to market on behalf of Banner. You may, however, share Banner’s social media content via your own personal channel(s). EXERCISING SOUND JUDGMENT IN INCURRING BUSINESS EXPENSES At every level, all of us are responsible for expense management. Here, Doing The Right Thing means: • Reviewing expenses to ensure that they adhere to our policies and accurately reflect the expense incurred. • Ensuring that expenses make appropriate business sense. • Entering and processing all expenses accurately through required channels and ensuring that someone with the proper authority approves them if required. Banner Bank Code of Ethics and Business Conduct | Page 13

PROTECTING OUR CLIENTS FOCUSING ON OUR CLIENTS We want to be approachable and caring, exceeding our clients’ expectations, and investing in relationships that last a lifetime. Our clients are always our priority. Our client focus is one of the characteristics that distinguishes us from our competitors. We provide our client and prospective clients with advice, services, and many products, and we are committed to making financial products and services available to them on a fair, transparent, and consistent basis, and to conducting business in a responsible manner. Here, Doing The Right Thing means: • Helping our clients make informed financial choices and being honest and fair in our dealings and communications with them. • Protecting client information and data. • Providing timely and fair resolutions to client concerns and complaints. • Offering clients information to allow them to consent to a product from an informed position. • Recording sales activities and results accurately, completely, and in accordance with Company policies. • Competing fairly in the marketplace. • Providing products to our clients that are in the clients’ best interest, explained in a way that the client can understand, and thoroughly outlining the terms and conditions. • Knowing the sales referral and compensation guidelines that are applicable to your role. • Never engaging in unfair, deceptive or abusive acts or practices. CLIENT INFORMATION Client information should be treated as confidential. You should not access client information unless you have a business need to do so. To the extent appropriate to your job duties, you should be familiar with the privacy notices we provide to our clients. Such privacy notices set forth our basic obligations with regard to maintaining the confidentiality of client information. Banner Bank Code of Ethics and Business Conduct | Page 14

RESPECT FOR EACH OTHER CARING FOR OUR COLLEAGUES We’re a relationship company, and our relationships with our clients are only as strong as our relationships with each other. We all share a responsibility to treat each other respectfully and fairly and foster an inclusive work environment. EMBRACING DIVERSITY AND INCLUSION Nothing is more vital to the long-term growth of Banner than our ability to attract and retain talented people. We recognize that our employees are our most valuable asset. Collaboration and inclusiveness are central to how we work because the best solutions are those that draw on our diverse ideas and perspectives. Our success requires that we treat each other, and our clients and suppliers, respectfully and fairly, and that we all stay true to the values embedded in our culture. Here, Doing The Right Thing means: • Creating an environment where all colleagues can contribute, develop, and fully use their talents. • Keeping an open mind to new ideas and listening to different points of view. • Respecting, honoring, and appreciating one another. • Doing our part to help Banner serve and earn business from a wide variety of communities and stakeholders. • Integrating diversity considerations into our sourcing processes. We select our people based not only on their skills, accomplishments, and potential, but also on their principles and values. A commitment to integrity and ethical behavior is a critical factor in our decisions regarding professional advancement and compensation. We value diversity as an important asset that enhances our culture, helps us serve clients well, and maximizes return for shareholders. For us to excel, we maintain an inclusive environment that welcomes and supports differences and encourages input from all perspectives. PREVENTING DISCRIMINATION AND HARASSMENT We are committed to maintaining a workplace free of discrimination and harassment based on race, color, religious creed, religion, sex (including pregnancy, childbirth or related medical condition), genetic information, gender, gender identity, gender expression, sexual orientation, national origin, citizenship status, age, ancestry, family status, medical condition, physical or mental disability, military or veteran status or any other factors prohibited by applicable law. Such behavior is unacceptable and contrary to our values, and it undermines our goal of providing an inclusive environment. We do not tolerate unlawful discrimination or harassment of any kind. (Harassment may include verbal, physical, visual, sexual, and abusive conduct.) Reported incidents of prohibited behavior and/ or retaliation will be investigated. Investigations are conducted in as discreet a manner as is compatible with a thorough investigation of the complaint. If the Company finds that inappropriate conduct or retaliation has occurred, disciplinary action up to and including immediate termination from employment may result. Here, Doing The Right Thing means: • Treating one another with fairness and dignity; not tolerating discrimination, harassment or intimidation. • When working with others, letting them know that we are expected to act in a manner consistent with our sense of fair treatment and equal opportunity. Banner Bank Code of Ethics and Business Conduct | Page 15

RESPECT FOR EACH OTHER PROVIDING A SAFE WORKPLACE A safe and healthy workplace is important to the wellbeing of every colleague. We rely on you to comply with applicable laws and policies as they relate to ensuring the health, safety, and security of our workplace, our clients, and others who may be present on our premises. We work in an industry where the threat of criminal activity is real. Practice good physical security habits and be alert to ensure the safety of colleagues and clients. Don’t allow unauthorized individuals into secure areas. Anyone asking to make a delivery or provide a service should be able to show valid identification which should indicate, where appropriate, their affiliation with the organization they represent. We rely on you to promptly report any criminal activity or situations that could pose a threat to you or to others. We are committed to a non-violent working environment free of threats, intimidation, and physical harm. Any acts or threats of violence towards another person or Company property should immediately be reported to a supervisor. The unauthorized possession or use of weapons or menacing references to weapons while at work on Company property or on Company business or during Company sponsored events is also prohibited. AVOIDING SUBSTANCE ABUSE We recognize that use of alcohol or illegal drugs can create serious health and safety risks, and we have implemented an alcohol- and drug-free workplace. Here, Doing The Right Thing means: • Never manufacturing, distributing, possessing, selling or attempting to sell, receiving or using illegal drugs, including drug paraphernalia; or being under the influence of illegal drugs (or abuse controlled substances) on Company property or while conducting Company business. Prohibited drugs include controlled substances that are prohibited by state or federal law. Marijuana is never permitted on Company premises even if prescribed by a medical health professional or permitted under state law. • Refraining from bringing alcohol for consumption into the workplace, drinking or being under the influence of alcoholic beverages in the workplace or while conducting Banner business, except for moderate and responsible consumption of alcoholic beverages in appropriate social situations where alcohol is served during a Company-sponsored event. Banner Bank Code of Ethics and Business Conduct | Page 16

RESPECT FOR THE COMMUNITIES WE SERVE SUPPORTING OUR COMMUNITIES Our Company is committed to making philanthropic investments that expand access to economic opportunity in low and moderate income communities, specifically in the areas of affordable housing, community economic development, financial education, essential and emergency healthcare, and youth development and academic achievement. We want to be known as a trusted neighbor in the communities where we live and work. We support our employees who choose to volunteer their time and skills to make a measurable difference for individuals, communities, and society. As such, we provide 16 hours of paid time off for full-time and eight hours of paid time off for part-time colleagues to participate in community events and activities each year. Here, Doing The Right Thing means: • Ensuring that your participation does not interfere with your work or create a potential conflict of interest if you volunteer to help local civic organizations. • Refraining from soliciting or pressuring clients, third-party service providers or other colleagues to support your favorite charities or causes. PARTICIPATING IN POLITICAL ACTIVITIES You are encouraged to participate personally in civic affairs and the political process. We also encourage all colleagues to register and exercise your right to vote. Here, Doing The Right Thing means: • Never using Company funds for any candidate campaign contributions including those made to candidate campaign committees, political parties, caucuses or independent expenditure committees. • Notifying your manager before you become a candidate or appointee to a public office. • Consulting with our Ethics Officer before committing any Banner corporate resources for political purposes, other than contributions to banking industry organizations as approved by our CEO or his designee. • Not soliciting contributions or distributing political literature during work hours or from work premises or using the Banner logo or other corporate resources (including your Banner email address) in connection with these activities. • Complying with restrictions on communication with public entities and their staff during active RFP periods, and otherwise seeking approval from one of Banner’s Public Finance Officers before communicating with elected government officials for the purpose of obtaining business. Banner Bank Code of Ethics and Business Conduct | Page 17

PROFESSIONAL LICENSE-HOLDERS Certain employees of the Banner team hold professional licenses issued by governmental authorities which are needed for all or part of their job duties. Our professional license-holders include: notaries, lawyers, appraisers, holders of securities and brokers licenses, and certified public accountants. With respect to holders of such professional licenses, our Code of Ethics imposes extra duties. Here, Doing The Right Thing means: • Maintaining your license in good standing. • Completing and reporting to the appropriate governmental licensing authority required professional training and education. • Immediately reporting to the Legal Department any accusations of professional wrongdoing or similar complaints. • Abiding by the law controlling your license status and your professional activities. • Knowing and abiding by any additional Banner policies pertaining to your licensed activities. Banner Bank Code of Ethics and Business Conduct | Page 18

REPORTING COMPLAINTS AND CONCERNS REPORTING A CONCERN We have a responsibility to protect the reputation and integrity of Banner. If you see or suspect illegal or unethical behavior involving Banner, including possible violations of our Code of Ethics or violations of laws, rules or regulations—whether it involves you, your manager, a colleague, a client or a third-party service provider—or if you have a question or need help making an ethics or compliance decision, you have several options: • Reporting via EthicsPoint (EthicsPoint should not be used to report human resources-related matters or criminal activity that is unrelated to Banner). • Discussing the matter with any manager in your reporting line with whom you feel comfortable. • Contacting your HR Business Partner or anyone in Human Resources. • Contacting our Ethics Officer. • Reporting a concern regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors. REPORTING VIA ETHICSPOINT Our EthicsPoint website and hotline are available for reports of any possible violations of our Code of Ethics or any laws, rules or regulations. You may submit a report via EthicsPoint 24 hours a day, seven days a week: www.EthicsPoint.com 1-866-ETHICSP or 1-866-384-4277 The EthicsPoint service is staffed by professionally-trained independent operators, and translation services are available. Where allowed by local law, you may choose to remain anonymous. During the course of investigations, information received via EthicsPoint may be shared on a need-to-know basis. Under some circumstances, Banner may be required to report certain types of suspicious activity and other activity that may potentially violate criminal laws. When you call EthicsPoint, you will be assigned a report number. This number allows you to receive responses and notifications and to add details or to check the status of your report. You should provide as much detail as possible when raising a concern, including the parties involved, relevant dates, and the specific conduct at issue. Due to confidentiality and other reasons, Banner generally does not disclose the specifics of any internal investigation, but you may be able to contact EthicsPoint to learn whether an investigation has been closed. PROHIBITING RETALIATION We do not engage in or tolerate retaliation of any kind against anyone for providing information in good faith about suspected unethical or illegal activities including possible violations of our Code, violations of laws, rules or regulations or concerns regarding accounting, internal accounting controls or auditing matters. Retaliation can take many forms and can sometimes be quite subtle. REPORTING A CONCERN If you see or suspect misconduct or a violation of our Code, you have the responsibility—and the right—to report it immediately. Use the EthicsPoint service listed below (anonymously if you like) or one of the other following methods. Banner Bank Code of Ethics and Business Conduct | Page 19

REPORTING COMPLAINTS AND CONCERNS

For Materials Involving:	Any violation of our Code of Ethics and Business Conduct or Company policy or laws or regulations relating to Banner's business	Misconduct by a high-level official in the Company	Harassment, discrimination or any other employee relations complaint Any criminal charge or arrest (except minor traffic offenses) that involve you personally, whether related to the Company or not	Safety issues	Accounting, internal controls, auditing matters or financial reporting practices
Contact:	EthicsPoint A Supervisor Ethics Officer	EthicsPoint Ethics Officer Board of Directors	EthicsPoint Human Resources	Facilities Security	EthicsPoint Ethics Officer Audit Department
Contact Information:	www.EthicsPoint.com Phone: 1-866-ETHICSP (1-866-384-4277)	www.EthicsPoint.com Phone: 1-866-ETHICSP (1-866-384-4277)	www.EthicsPoint.com Phone: 1-866-ETHICSP (1-866-384-4277) Human Resources: hr@bannerbank.com Phone: (800) 495-1871 (509) 524-5879	**Facilities:** BBFacilities@bannerbank.com Phone: 208-899-2946 For emergencies contact: 9-1-1 **Security:** Securitydepartment@bannerbank.com Phone: 50044 (external: 425-806-5953)	www.EthicsPoint.com Phone: 1-866-ETHICSP (1-866-384-4277) Ethics Officer Audit Committee Chairman

If the person(s) to whom you report a violation is not responsive, contact the General Counsel, the Executive Vice President of Human Resources or any member of the Executive Management Committee. You are expected to follow this Code of Ethics, additional policies that apply to your specific job, and the spirit and letter of all laws and regulations. Violation of our Code or other policies, procedures, laws, and regulations constitutes grounds for disciplinary action including termination of employment and possible legal action.

Banner Bank Code of Ethics and Business Conduct | Page 20

OTHER ETHICS-RELATED POLICIES AND PROCEDURES Please note that, in addition to this Code of Ethics, there are other Company policies and procedures that are relevant to ethics standards and issues. Important among them are the Employee Handbook; our Insider Trading Policy; our Whistleblower Policy; various loan policies; and our Complaint Management Program. Statements of those policies and procedures are available on the company intranet. Banner Bank Code of Ethics and Business Conduct | Page 21